Exhibit 99.1

NEWS RELEASE

HECLA COMPLETES ACQUISITION OF REVETT MINING COMPANY, INC.

FOR IMMEDIATE RELEASE

June 15, 2015

COEUR D’ALENE, IDAHO — Hecla Mining Company (NYSE:HL) announced today that its acquisition of Revett Mining Company, Inc. (Revett) is now complete. The acquisition brings to Hecla the Rock Creek Project, considered to be one of the largest undeveloped silver and copper deposits in North America. Hecla intends to continue to advance its permitting.

“We welcome the Revett shareholders to Hecla and share their vision of seeing Rock Creek becoming a large, responsibly-operated, silver mine,” said Phillips S. Baker, Jr., Hecla’s President and CEO.

Under the terms of the transaction, Hecla acquired all the outstanding shares of Revett for total consideration of approximately $19 million in Hecla stock. With completion of the transaction, Revett’s shares are expected to be delisted from the Toronto Stock Exchange with effect from the close of trading on June 17, 2015, and the NYSE MKT is expected to suspend trading in Revett shares prior to the opening of the market on June 16, 2015.

American Stock Transfer & Trust Company is acting as the exchange agent. Revett shareholders should receive a letter of transmittal within the next 10 days to exchange each outstanding share of Revett for 0.1622 of a common share of Hecla.

About Hecla

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in six world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

For further information, please contact:

Jeanne DuPont

Corporate Communications Coordinator

Investor and Public Relations

1-800-HECLA91 (1-800-432-5291)

hmc-info@hecla-mining.com

Cautionary Note Regarding Forward-Looking Statements

Statements made or information provided in this news release that are not historical facts, such as anticipated production, sales of assets, exploration results and plans, costs, and prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the risk the associated cost savings for the merger might not be achieved, the risk that the permitting process for the Rock Creek Mine could be more difficult than anticipated, the risk that Troy Mine reclamation costs could substantially exceed current estimates, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company’s Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com